EXHIBIT 99.1

RiceBran Technologies Announces Agreement to Acquire H&N Distribution

Transaction to Fuel a New Launch of Proprietary and Patented Products Targeting the
High Growth Nutraceutical and Functional Food (“NFF”) Markets

SCOTTSDALE, Ariz., September 26, 2013 – RiceBran Technologies (OTCQB: RIBT) (“RBT”), a global leader in the production and marketing of value added products derived from rice bran, today announced plans to acquire Irving, Texas-based H&N Distribution, Inc. (“H&N”).

Founded by majority shareholder and CEO Mark S. McKnight, H&N is an Irving, Texas-based formulator and co-packer of healthy and natural products for the direct marketing, internet sales and retail distribution markets both domestically and internationally.  H&N serves the natural products, nutritional supplement, and nutraceutical and functional food (“NFF”) sectors.

W. John Short, CEO & President of RBT commented “We are excited to enter into this new phase of growth for our NFF business after working through the repositioning of our Company over the past two years.  This transaction not only allows us to begin an aggressive new launch of our high margin NFF business in a multi-billion dollar worldwide market, but also brings a master formulator, consummate sales professional and experienced business manager to our senior team.  Mark brings a wealth of product development, formulation and natural products sales experience that compliments the skill sets of our other senior managers.  We are confident that this acquisition will help accelerate the growth of our NFF sales both in the US and internationally.”

Mark McKnight, founder, majority shareholder and CEO of H&N said “Our team at H&N Distribution has spent years in the natural products industry.  I am excited to see what we have built become part of the RiceBran Technologies organization because I see our company as a perfect fit to help leverage the wealth of proprietary products they have already developed and to exploit the vast potential of their patented  technologies.  Together, I believe we have the ability to make a significant impact in the healthy and natural products markets in the US and abroad.  With John’s leadership and strategic guidance, and in partnership with the rest of the senior team at RBT, we have a tremendous opportunity to achieve sustainable growth in the short, medium and long term.  I am excited to join this strong and committed management team.”

RiceBran Technologies entered into an agreement with H&N and the shareholders of H&N pursuant to which RBT will purchase 100% of the issued and outstanding shares of H&N for a combination of cash and RBT common stock based on H&N’s adjusted EBITDA for the calendar year ending December 31, 2013. At closing, H&N will become a subsidiary of RBT’s USA Segment in a strategic move aimed at a new launch of RBT’s NFF business. The closing of the transaction is subject to certain closing conditions, including the satisfaction of RBT’s due diligence review of H&N.  The transaction is expected to close by year end.

Concurrent with the closing of the transaction, Mr. McKnight will enter into a multi-year employment contract with RBT to become Senior Vice President of Contract Manufacturing and a member of RBT’s Senior Management Committee.   Mr. McKnight will retain his role as Chief Executive officer of H&N.

Full service investment bank Maxim Group LLC acted as advisor to RBT for this transaction.  Additional information can be found in RBT’s filings with the Securities and Exchange Commission.

Forward Looking Statements

This release may contain forward-looking statements, including but not limited to statements regarding the acquisition H&N, its expected benefits, and the anticipated timing of the closing of the transaction.   RBT has based these forward-looking statements on management's current preliminary expectations, assumptions, estimates and projections. While RBT believes its expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Such risks and uncertainties relate to, among other factors: the risk that the transaction may not be completed or that the closing of the transaction may be delayed; the risk of a material adverse event affecting H&N or RBT; and risks relating to RBT’s continued operations. You should also review RBT’s discussion of risk factors and other disclosures in RBT’s Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. RBT undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. Rice Bran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com.

Investor Contact:
Alliance Advisors, LLC
Thomas Walsh
(914) 669-0222
twalsh@allianceadvisors.net